EXHIBIT 5.1
                            GRAUBARD MOLLEN & MILLER
                                600 Third Avenue
                          New York, New York 10016-2097



                                                              January  28, 1997



H.E.R.C. Products Incorporated
2202 West Lone Cactus Drive, Suite 15
Phoenix, Arizona  85027

Dear Sirs:


         Reference is made to the Registration Statement on Form S-3 ("Registration Statement") filed by H.E.R.C. Products Incorporated ("Company") under the Securities Act of 1933, as amended ("Act"), with respect to an aggregate of 1,938,631 shares of common stock, par value $.01 per share ("Common Stock") to be offered and sold by those persons listed in the Registration Statement as Selling Stockholders ("Selling Stockholders"), including (i) 1,603,631 shares of Common Stock to be issued by the Company upon conversion of 170,000 shares of Series A Preferred Stock ("Preferred Stock") , (ii) 85,000 shares of Common Stock to be issued by the Company upon exercise of 85,000 Warrants issued to Perrin, Holden & Davenport Capital Corp. ("PHD Warrants" and "PHD," respectively), (iii) 200,000 shares of Common Stock to be issued by the Company upon exercise of 200,000 Warrants issued to GKN Securities Corp. ("GKN Warrants" and "GKN," respectively) and (iv) 50,000 shares of Common Stock to be issued by the Company upon exercise of 50,000 Warrants issued to The Equity Group, Inc.

("EGI Warrant" and "EGI," respectively).

         We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.


         Based upon the foregoing, it is our opinion that (i) the shares of Common Stock being registered on the Registration Statement, to be issued by the Company to certain of the Selling Stockholders upon conversion of the Preferred Stock have been duly authorized and, when issued upon conversion of the Preferred Stock in accordance with the terms thereof, will be legally issued, fully paid and non-assessable, and (ii) the shares of Common Stock being registered on the Registration Statement, to be issued by the Company to certain Selling Stockholders upon exercise of the PHD Warrants, GKN Warrant and EGI Warrant have been duly authorized and, when sold and paid for in the manner provided in the Registration Statement and the warrant agreements between PHD, GKN and EGI and the Company, respectively, will be legally issued, fully paid and non-assessable.


         In giving this opinion, we have assumed that, prior to their issuance, all certificates for the Company's shares of Common Stock will be duly executed on behalf of the Company by the Company's transfer agent and registered by the Company's registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel, and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

                                                  Very truly yours,

                                                  /s/ Graubard Mollen & Miller

                                                 GRAUBARD MOLLEN & MILLER


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